Exhibit 10.02

REVOLVING NOTE

September 29, 2006

$25,000,000.00

For value received, the undersigned Rackable Systems, Inc., a Delaware corporation, with an address of 1933 Milmont Drive, Milpitas, California 95035 (the “Borrower”), promises to pay to the order of HSBC Bank USA, National Association, a bank organized under the laws of the United States of America with an address of 601 Montgomery Street, San Francisco, California 94111 (together with its successors and assigns, the “Bank”), the principal amount of Twenty-Five Million Dollars and Zero Cents ($25,000,000.00) or, if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by the Bank to the Borrower pursuant hereto on or before the Expiration Date of this Note, together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full.

The aggregate principal balance outstanding shall bear interest, and interest shall be payable, in accordance with that certain Interest Rate Election Rider, attached hereto and made a part hereof (the “Interest Election Rider”).

Principal and interest shall be payable at the Bank’s main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed in a 360-day year.

This Note is a revolving note and, subject to the foregoing and in accordance with the provisions hereof and of any and all other agreements between the Borrower and the Bank related hereto, the Borrower may, at its option, borrow, pay, prepay and reborrow hereunder at any time prior to the expiration date of this note or such earlier date as the obligations of the Borrower to the Bank under this Note, and any other agreements between the Bank and the Borrower related hereto, shall become due and payable; provided, however, that in any event the principal balance outstanding hereunder shall at no time exceed the face amount of this Note. This Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full, even if, from time to time, there are no amounts outstanding respecting this Note. Notwithstanding that this Note shall be due and payable on the expiration date of this Note, the Bank’s agreement to advance funds respecting this Note shall expire on 364 days from the date of this Note (“Expiration Date”) and there shall be no further advances respecting this Note unless the Bank agrees in writing in the sole discretion of the Bank to extend such expiration date. Nothing contained in this Note or otherwise is intended, nor shall constitute, an obligation of the Bank to make any loan or advance.

At the option of the Bank (but automatically in the case of an Insolvency Default (as hereinafter defined)), this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (each, an “Event of Default”): (1) default of any liability, obligation, covenant or undertaking of the Borrower, hereof to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower, hereof under any other loan document delivered by the Borrower, or in connection with the loan evidenced by this Note or any other agreement by the Borrower, with the Bank; (2) default of any liability, obligation or undertaking of the Borrower, hereof to any other party; (3) if any statement, representation or warranty heretofore, now or hereafter made by the Borrower, hereof in connection with the loan evidenced by this Note or in any supporting financial statement of the Borrower, hereof shall be determined by the Bank to have been false or misleading in any material respect when made; (4) if the Borrower, hereof is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; (5) the death or judicial declaration of incompetence of the Borrower, hereof and, if the Borrower, hereof is a partnership or limited liability company, the death or judicial declaration of incompetence of any partner or member; (6) the institution by or against the Borrower, hereof of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower, hereof is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower, hereof of an assignment for the benefit of creditors or the granting by the Borrower, hereof of a trust mortgage for the benefit of creditors (each of the foregoing in this subclause, an “Insolvency Default”); (7) the service upon the Bank of a writ in which the Bank is named as trustee of the Borrower; (8) a judgment or judgments for the payment of money shall be rendered against the Borrower, hereof, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; (9) any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower; (10) the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower, or the occurrence of any other event or circumstance, such that the Bank, reasonably deemed that the prospects for timely or full payment or performance of any obligation of the Borrower, hereof to the Bank has been or may be impaired.

Any payments received by the Bank on account of this Note shall, at the Bank’s option, be applied first, to accrued and unpaid interest; second, to the unpaid principal balance hereof; third to any reasonable costs, expenses or charges then owed to the Bank by the Borrower; and the balance to escrows, if any. Notwithstanding the foregoing, any payments received after demand for payment shall be applied in such manner as the Bank may determine. The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. More specifically, if from any circumstances whatsoever, fulfillment of any provision of this Note or any other loan document excuted and delivered in connection with this Note, at the time performance of such provision becomes due, would exceed the limit on interest then permitted by any applicable usury statute or any other applicable law, the Bank may, at its option (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount in excess of such limit on interest to the reduction of the outstanding principal balance of the obligations, and not to the payment of interest, with the same force and effect as though Borrower had specifically designated such sums to be so applied to principal and Bank had agreed to accept such extra payments(s) as a premium-free prepayment, so that in no event shall any exaction be possible under this Note or any other loan document that is in excess of the applicable limit on interest. It is the intention of Borrower and Bank that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. The provisions of this paragraph shall control every other provision of this Note, and any provision of any other loan document in conflict with this paragraph.

The Borrower represents to the Bank that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral. To the maximum extent permitted by law, the Borrower of this Note waive and terminate any homestead rights and/or exemptions respecting any premises under the provisions of any applicable homestead laws, including without limitation, California Code of Civil Procedure Sections 704-710 et seq.

The Borrower of this Note shall indemnify, defend and hold the Bank and the Bank Affiliates and their directors, officers, employees, agents and attorneys harmless against any claim brought or threatened against the Bank by the Borrower, or by any other person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower (which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s selection, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Bank.

The Borrower of this Note agrees to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses. Upon demand for payment of any amounts hereunder, interest shall accrue at a rate per annum equal to the aggregate of 3.0% plus the rate provided for herein. If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting the Bank’s other remedies on account thereof), a late charge equal to 5.0% of such unpaid amount.

This Note shall be binding upon the Borrower hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.

The Borrower hereby waives presentment, demand, protest, notice of dishonor, notice of protest and all other notices and demands of every kind, and all suretyship defenses of any kind, in each case that would otherwise be available in connection with this Note including, without limitation, any right (whether now or hereafter existing) to require the holder hereof to first proceed against the Borrower, for any security.

In the event that at any time, a surety is liable upon only a portion of the Borrower’s obligations under this Note and the Borrower provides partial satisfaction of any such obligation(s), each of the Borrower hereof, if any, hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of this Note, be made by the Bank rather than Borrower.

The liabilities of the Borrower of this Note are joint and several; provided, however, the release by the Bank of the Borrower, shall not release any other person obligated on account of this Note. Any and all present and future debts of the Borrower of this Note are subordinated to the full payment and performance of all present and future debts and obligations of the Borrower to the Bank. Each reference in this Note to the Borrower, is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to the Bank of the person from whom contribution is sought have been irrevocably satisfied in full. The release or compromise by the Bank of any collateral shall not release any person obligated on account of this Note.

The Borrower hereof authorizes the Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

The Borrower will from time to time execute and deliver to the Bank such documents, and take or cause to be taken, all such other further action, as the Bank may request in order to effect and confirm or vest more securely in the Bank all rights contemplated by this Note or any other loan documents related thereto (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in any collateral securing this Note or to comply with applicable statute or law.

This Note is delivered to the Bank at one of its offices and shall be governed by the laws of the State of California without giving effect to the conflicts of laws principles thereof.

Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer of agent of the Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Note or as any party may from time to time designate by written notice to the other party.

No change in any provision of this Note may be made except by a writing signed by authorized signers of both parties to this Note, except that the Bank is authorized to fill in any blank spaces and to otherwise complete this Note and correct any patent errors herein.

All of the Bank’s rights and remedies not only under the provisions of this Note but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, BORROWER AND EACH INDORSER WAIVE (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

The Borrower of this Note irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. The Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower’s, address shown below or as notified to the Bank and (ii) by serving the same upon the Borrower(s), in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon the Borrower.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, ANY OF THE OBLIGATIONS OF THE BORROWER TO THE BANK, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CAN NOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER AND THE BANK EACH CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

Executed as of September 29, 2006.

Borrower:

Rackable Systems, Inc.

	By:	/s/ Madhu Ranganathan
	Title:	CFO

1933 Milmont Drive Milipitas, California 95035

INTEREST RATE ELECTION RIDER

1. INTEREST RATE(S); PAYMENTS AND PREPAYMENTS.

1.1 Interest Rates. So long as the Bank has not demanded payment of any amounts hereunder, and subject to the other terms of this Note, the outstanding principal balance shall bear interest at a rate per annum for the Interest Periods (as hereinafter defined) which the Borrower selects in accordance with this paragraph and the other provisions of this Note equal to: (a) a variable rate (the “Variable Rate”) equal to the Prime Rate (as hereinafter defined) (a “Variable Rate Advance”); or (b) One and Eighty-Five Hundredths Percent (1.85%) above the LIBOR Rate (as hereinafter defined) for Interest Periods of 30, 60, 90 or 180 days, but no such period should be beyond the Expiration Date (a “LIBOR Advance”).

1.2 Rate Selection. When the Borrower desires to select an interest rate, the Borrower shall give the Bank prior notice in a form satisfactory to the Bank specifying the effective date thereof (which shall be a Banking Day (as hereinafter defined)), the type of interest rate, the amount to which the interest rate shall apply and the duration of the first Interest Period therefor. Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note. If the Bank does not receive timely notice of a requested LIBOR Advance, the Borrower shall be deemed to have selected a Variable Rate Advance. Each LIBOR Advance may only be requested in increments greater than One Million Dollars and Zero Cents ($1,000,000.00). If any interest rate is selected, the Bank shall record on the books and records of the Bank an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and the Borrower authorizes the Bank to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Note, absent manifest error.

1.3 Payment of Interest. Interest on all amounts outstanding (except for LIBOR Advances) shall be payable monthly in arrears on the 1st day of each month commencing the month following the date of this Note, and continuing thereafter on the same day of each succeeding month until the principal balance shall be paid in full. Interest on all LIBOR Advances shall be payable, in arrears, on the first Banking Day following the expiration of the applicable Interest Period or, at the Bank’s option, on the 1st day of each month commencing the month following the date of this Note and on the day LIBOR advances are paid in full and, in respect of any LIBOR Advance of more than 90 days’ duration, interest shall also be payable, in arrears, on each earlier Banking Day which is 90 days after the first day of the applicable Interest Period.

1.4 Interest Periods. Each Interest Period shall commence on the date selected and shall end on the date the Borrower shall elect, in each case as set forth in Paragraph 1.1 hereof; provided, however, that (a) any Interest Period that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day and (b) any Interest Period that would otherwise extend beyond demand for payment of any amount shall end on the date of such demand.

1.5 Conversion of Outstanding Amounts. So long as the Bank has not demanded payment of any amounts hereunder, the Borrower may (a) on any Banking Day, convert any outstanding Variable Rate Advance to a LIBOR Advance in the same aggregate principal amount and (b) on the last Banking Day of the then current Interest Period applicable to a LIBOR Advance, convert such LIBOR Advance to a Variable Rate Advance. If the Borrower desires to convert an advance as set forth in the prior sentence, it shall give the Bank prior notice in a form satisfactory to the Bank, specifying the date of such conversion, the amount to be converted and if the conversion is from a Variable Rate Advance to a LIBOR Advance, the duration of the Interest Period therefor.

1.6 End of Interest Period. Subject to all of the terms and conditions applicable to a request that a new interest rate selected be a LIBOR Advance, the Borrower may elect to continue a LIBOR Advance as of the last day of the applicable Interest Period to a new LIBOR Advance. If the Borrower fails to notify the Bank of the Interest Period for a subsequent LIBOR Advance prior to the last day of the then current

Interest Period, then, at the Bank’s discretion, such outstanding LIBOR Advance shall become a Variable Rate Advance at the end of the current Interest Period for such outstanding LIBOR Advance and shall accrue interest in accordance with the provisions regarding Variable Rate Advances described herein.

1.7 Basis for Determining LIBOR Inadequate or Unfair. In the event that the Bank shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Bank in the interbank Eurodollar market, with respect to a proposed LIBOR Advance or a proposed conversion of any Variable Rate Advance to a LIBOR Advance, the Bank shall give the Borrower prompt notice of such determination. If such notice is given, then: (a) any requested LIBOR Advance shall be made as a Variable Rate Advance, unless the Borrower gives the Bank one Banking Day’s prior written notice that its request for such borrowing is canceled; (b) any advance which was to have been converted to a LIBOR Advance shall be continued as a Variable Rate Advance; and (c) any outstanding LIBOR Advance shall be converted to a Variable Rate Advance on the last Banking Day of the then current Interest Period for such LIBOR Advance. Until such notice has been withdrawn, the Bank shall have no obligation to make LIBOR Advances or maintain outstanding LIBOR Advances and the Borrower shall not have the right to request LIBOR Advances or convert advances to LIBOR Advances.

1.8 Illegality of LIBOR Rate. Notwithstanding any other provision of this Note, if, after the date of this Note, any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain any LIBOR Advance, the obligation of the Bank hereunder to make or maintain such LIBOR Advance shall forthwith be suspended for the duration of such illegality and the Borrower shall, if any such LIBOR Advance is outstanding, promptly upon request from the Bank, prepay such LIBOR Advance or convert such LIBOR Advance to another type of advance. If any such payment is made on a day that is not the last Banking Day of the then current Interest Period applicable to such advance, the Borrower shall pay the Bank, upon the Bank’s request, any amount required under Paragraph 1.10 of this Note.

1.9 Termination of Pricing Option. After the earlier of the Expiration Date or the Bank has demanded payment of any amounts hereunder, the Borrower’s right to select pricing options, if applicable, shall cease, and, if the Borrower would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to 3.0% plus the Variable Rate.

1.10 Optional Prepayment.

(a)	The Borrower has the right to pay before due the unpaid balance of any Variable Rate Advance or any part thereof without penalty or premium, but with accrued interest on the principal being prepaid to the date of such repayment.

(b)	At its option and upon prior written notice to the Bank, the Borrower may prepay any LIBOR Advance in whole or in part from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such LIBOR Advance may only be prepaid on the last Banking Day of the then current Interest Period applicable thereto.

(c)

In the event that any prepayment of a LIBOR Advance is required or permitted on a date other than the last Banking Day of the then current Interest Period applicable thereto, then so long as this Note has not become due and payable in accordance with its terms, the Borrower shall have the right to prepay such LIBOR Advance in whole (but not in part), provided that the Borrower shall pay to the Bank concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “cost of funds” component of the LIBOR

Advance in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to the Bank upon prepayment of the LIBOR Advance. If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though the Borrower had exercised its right of prepayment. The Borrower recognizes that the Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates the Bank for such costs and expenses. The Borrower acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

(d)	All prepayments of any LIBOR Advance shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

2. DEFINITIONS.

2.1 Definitions. The following definitions are applicable to this Interest Rate Election Rider:

(a)	“Banking Day” shall mean with respect to LIBOR Advances, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in California are required or permitted by law to close.

(b)	“Interest Period” shall mean with respect to any LIBOR Advance, the 30, 60, 90 or 180 day period selected by the Borrower pursuant to Paragraph 1.1 and with respect to any other advance the period of duration, if any, selected by the Borrower pursuant to Paragraph 1.1 respecting such advance.

(c)	“LIBOR Advance” shall have the meaning set forth in Paragraph 1.1 above.

(d)	“LIBOR Rate” shall mean the rate of interest (rounded upwards if necessary to the next 100th of one percent) determined by the Bank to be the prevailing rate per annum at which deposits in United States dollars for an applicable period, determined by the Bank in its sole discretion, are offered to the Bank by first class banks in the London Interbank Market in which the Bank regularly participates at any such time, or, in the discretion of the Bank, the base, reference or other rate then designated by the Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

(e)	“London Banking Day” shall mean with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England and California.

(f)

“Prime Rate” shall mean the rate per annum from time to time established by the Bank as the Prime Rate and made available by the Bank at its main office or, in the discretion of the Bank, the base, reference or other rate then designated by the Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

(g)	“Variable Rate Advance” shall have the meaning set forth in Paragraph 1.1 above.

2.2 Other Terms. Terms set forth in this Note which are defined in the Note shall have the meanings set forth in the Note.